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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    Cannon                           Nina                            L.
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   (Last)                           (First)                       (Middle)

                               5331 NW 26th Circle
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                                    (Street)

  Boca Raton                           FL                           33496
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   (City)                            (State)                         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

         Enterprises Solutions, Inc. (EPSO)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   __03/00
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5. If Amendment, Date of Original (Month/Year)

                                    4/27/00
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

                                    Secretary
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   | |  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                   4.                              5.             Owner-
                                                   Securities Acquired (A) or      Amount of      ship
                                      3.           Disposed of (D)                 Securities     Form:     7.
                                      Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                        2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                      Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security       Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)              (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock            3/7/00              S          1,000       (D)   $6.81     12,000         I         By Omega Funding, Inc.
                                                                                                            a corporation 100% owned
                                                                                                            by reporting person.
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Common Stock            3/7/00              S          2,000       (D)   $6.68     12,000         I         By Omega Funding, Inc.
                                                                                                            a corporation 100% owned
                                                                                                            by reporting person.

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                  2.                                                                                      Deriv-     Form of
                  Conver-                  5.                             7.                              ative      Deriv-   11.
                  sion                     Number of                      Title and Amount                Secur-     ative    Nature
                  or                       Derivative    6.               of Underlying           8.      ities      Secur-   of
                  Exer-            4.      Securities    Date             Securities              Price   Bene-      ity:     In-
                  cise    3.       Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)        of      ficially   Direct   direct
                  Price   Trans-   action  or Disposed   Expiration Date  -------------------     Deriv-  Owned      (D) or   Bene-
1.                of      action   Code    of(D)         (Month/Day/Year)               Amount    ative   at End     In-      ficial
Title of          Deriv-  Date     (Instr. (Instr. 3,    ----------------               or        Secur-  of         direct   Owner-
Derivative        ative   (Month/  8)      4 and 5)      Date     Expira-               Number    ity     Month      (I)      ship
Security          Secur-  Day/     ------  ------------  Exer-    tion                  of        (Instr. (Instr.    (Instr.  (Instr
(Instr. 3)        ity     Year)    Code V   (A)   (D)    cisable  Date     Title        Shares    5)      4)         4)       4)
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
Options to        $6.25   3/20/00   J        A           3/20/00  3/19/03  Options      25,000   -        35,000    D
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Purchase Common
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Stock
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

Explanation of Responses:

Issuance by Board of Directors of Enterprises Solutions of options to purchase Common Stock for services rendered.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/  Nina L. Cannon                                            07/25/00
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** Signature of Reporting Person                                  Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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